Exhibit 10.1

Date 14 March 2008

GAS-ONE LTD.
as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

- and -

DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S)
as Agent
and as Security Trustee

LOAN AGREEMENT
as amended and restated by an
Amending and Restating Agreement dated 9 March 2012

relating to a facility of up to US$174,033,000 to finance the 154,800 cubic meter Liquefied Natural Gas Carrier under construction at Samsung Heavy Industries Co., Ltd. having Hull No. 1641

WATSON, FARLEY & WILLIAMS
Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	15

3	POSITION OF THE LENDERS	15

4	DRAWDOWN	15

5	INTEREST	17

6	INTEREST PERIODS	18

7	DEFAULT INTEREST	19

8	REPAYMENT AND PREPAYMENT	20

9	CONDITIONS PRECEDENT	21

10	REPRESENTATIONS AND WARRANTIES	22

11	GENERAL UNDERTAKINGS	24

12	CORPORATE UNDERTAKINGS	32

13	INSURANCE	33

14	SHIP COVENANTS	36

15	SECURITY COVER	40

16	PAYMENTS AND CALCULATIONS	41

17	APPLICATION OF RECEIPTS	43

18	APPLICATION OF EARNINGS	43

19	EVENTS OF DEFAULT	45

20	FEES AND EXPENSES	50

21	INDEMNITIES	51

22	NO SET-OFF OR TAX DEDUCTION	52

23	ILLEGALITY, ETC	53

24	INCREASED COSTS	54

25	SET-OFF	55

26	TRANSFERS AND CHANGES IN LENDING OFFICES	56

27	VARIATIONS AND WAIVERS	59

28	NOTICES	60

29	SUPPLEMENTAL	61

30	LAW AND JURISDICTION	62

SCHEDULE 1 LENDERS AND COMMITMENTS		63

SCHEDULE 2 DRAWDOWN NOTICE		64

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		65

SCHEDULE 4 TRANSFER CERTIFICATE		69

SCHEDULE 5 LIST OF LNG SHIPBROKERS		72

SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		73

EXECUTION PAGE		75

THIS AGREEMENT is made on 14 March 2008 as amended and restated by an Amending and Restating Agreement dated 9 March 2012

BETWEEN

(1)	GAS-ONE LTD., a company incorporated in Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Borrower”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S), as Agent; and

(4)	DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S), as Security Trustee.

BACKGROUND

(A)

By a loan agreement dated 14 March 2008 and made between (i) the Borrower, (ii) the Lenders, (iii) the Agent and (iv) the Security Trustee, the Lenders have agreed to make available to the Borrower a facility of up to $174,033,000 for the purpose of financing 75 per cent. of the Project Cost of a 154,800 cubic meter Liquified Natural Gas carrier currently having Builder’s Hull No. 1641 which is to be constructed by the Builder for, and purchased by, the Borrower.

(B)	By the Amending and Restating Agreement, the Lenders and the Borrower have agreed to certain amendments to the Loan Agreement and the other Finance Documents.

(C)	This Agreement sets out the terms and conditions of the Loan Agreement as amended and restated by the Amending and Restating Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account Bank” means DnB NOR acting through its office at 20 St. Dunstan’s Hill, London EC3R 8HY, England;

“Accounts Security Deed” means a deed creating security in respect of the Earnings Account and the Retention Account in the Agreed Form;

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement;

“Affected Lender” has the meaning given in Clause 5.5;

“Agency and Trust Agreement” means the agency and trust agreement dated 14 March 2008 executed between the Borrower, the Lenders, the Agent and the Security Trustee as amended and restated by the Amending and Restating Agreement;

“Agent” means Danish Ship Finance A/S (Danmarks Skibskredit A/S), acting in such capacity through its office at Sankt Annae Plads 3, DK-1250, Copenhagen K., Denmark, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Agreed Form” means, in relation to any document, that document in the form approved in writing by the Agent (acting upon the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Amending and Restating Agreement” means the amending and restating agreement dated 9 March 2012 and made between inter alia (i) the Borrower, (ii) the Lenders, (iii) the Agent and (iv) the Security Trustee setting out the terms and conditions upon which this Agreement has been amended and restated;

“Applicable Interest Rate” means:

(a)	at all times during a Fixed Rate Period, the relevant Fixed Interest Rate; and

(b)	at any time other than during a Fixed Rate Period, LIBOR;

“Approved Charter” means the time charter dated 19 August 2008 and entered into between the Borrower and the Approved Charterer;

“Approved Charterer” means Methane Services Ltd., a company incorporated in England and Wales with its registered office at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT, United Kingdom which is a subsidiary of BG Group plc.;

“Approved Flag” means any of the Bermuda, Greek, Marshall Islands, Panamanian, Cyprus, Maltese or Bahamas flags or any other flag as the Lenders may, in their absolute discretion, approve as the flag on which the Ship may be registered;

“Approved Flag State” means any of Bermuda, Greece, Marshall Islands, Panama, Cyprus, Malta, Bahamas or any other country in which the Lenders may, in their absolute discretion, approve that the Ship may be registered;

“Approved Manager” means GasLog LNG Services Ltd, a company incorporated in Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the commercial and/or technical manager of the Ship;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	10 December 2010 (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Builder” means Samsung Heavy Industries Co., Ltd., a corporation incorporated in the Republic of Korea whose registered office is at 11th Floor, KIPS Center, 647-9 Yeoksam-Dong, Kangnam-Gu, Seoul, Korea;

“Business Day” means a day on which banks are open in London, Monaco, Piraeus and Copenhagen and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Change of Control” means, in relation to GasLog, if any person or persons acting in concert other than (i) Counter-Guarantor 2 or its associates (acting through the Holding Company), (ii) Counter-Guarantor 1 or its associates (acting through the Holding Company) or (iii) a Passive Financial Institution:

(a)

acquires legally and/or beneficially, and either directly or indirectly, in excess of the issued share capital of GasLog (or such other public vehicle owning the Borrower) held by the Holding Company; or

(b)

has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of GasLog (or such other public vehicle owning the Borrower), in either case, without the prior written consent of the Agent (acting with the authorisation of the Majority Lenders);

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1 as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Contract Price” means $214,750,000, being the aggregate amount payable by the Borrower to (a) the Original Buyer pursuant to the Transfer Agreement and (b) the Builder pursuant to the Shipbuilding Contract;

“Contractual Currency” has the meaning given in Clause 21.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Counter-Guarantee” means, in relation to a Counter-Guarantor, the counter-guarantee in the Agreed Form executed or to be executed by that Counter-Guarantor in favour of the Security Trustee in respect of the obligations and liabilities of GasLog and GasLog Carriers under the Guarantees to which they are party and, in the plural, means both such Counter-Guarantees;

“Counter-Guarantor 1” means the company identified in the letter referred to in clause 3.2(k)(ii) of the Amending and Restating Agreement;

“Counter-Guarantor 2” means the company identified in the letter referred to in clause 3.2(k)(iii) of the Amending and Restating Agreement;

“Counter-Guarantors” means Counter-Guarantor 1 and Counter-Guarantor 2 and, in the singular, means either of them;

“Creditor Party” means the Agent, the Security Trustee or any Lender, whether as at the date of this Agreement or at any later time;

“Delivery Date” means the date on which the Ship is actually delivered to the Borrower in accordance with the Shipbuilding Contract;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

	(i)	all freight, hire and passage moneys;

	(ii)	compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire;

	(iii)	remuneration for salvage and towage services;

	(iv)	demurrage and detention moneys;

	(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

	(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)

if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means an account in the name of the Borrower with the Account Bank in London with account number 63612001, or any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Agent as the Earnings Account for the purposes of this Agreement;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or otherwise liable to any legal or administrative action in connection with the operation of the Ship; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or otherwise liable to any legal or administrative action in connection with the operation of the Ship;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Extra Pre-delivery Costs” means an amount of $17,294,000 representing the costs incurred or to be incurred by the Borrower during the construction of the Ship (in addition to the Contract Price of the Ship);

“Finance Documents” means:

(a)	this Agreement;

(b)	the Amending and Restating Agreement;

(c)	the Agency and Trust Agreement;

(d)	the Fixed Interest Agreements;

(e)	the Guarantees;

(f)	the Counter-Guarantees;

(g)	the Predelivery Security Assignment;

(h)	the General Assignment;

(i)	the Mortgage;

(j)	the Accounts Security Deed; and

(k)

any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d) under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)

under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Fixed Interest Agreement” means:

(a)

in the case of Tranche A, together, the Borrower’s request to the Agent dated 21 July 2008 to fix the interest rate for the Tranche A and the Agent’s confirmation to the Borrower dated 11 September 2008 of the Fixed Interest Rate and Fixed Interest Period applicable to Tranche A; and

(b)

in the case of Tranche B, together, the Borrower’s request to the Agent dated 27 October 2011 to fix the interest rate for Tranche B and the Agent’s confirmation to the Borrower dated 31 October 2011 of the Fixed Interest Rate and the Fixed Interest Period applicable to Tranche B;

“Fixed Interest Rate” means:

(a)

in the case of Tranche A, (i) 3.84 per cent. per annum for the Initial Fixing Period and (ii) such rate per annum to be advised by the Agent to the Borrower pursuant to Clause 5.14 for any other Fixing Period;

(b) in the case of Tranche B, 2.10 per cent. per annum.

“Fixed Rate Period” means:

(a)

in the case of Tranche A, (i) the period commencing on 30 September 2008 and ending on 28 August 2013 (the “Initial Fixing Period”) and (ii) any other period for which Tranche A may be fixed pursuant to Clause 5.14 for interest purposes (the “Other Fixing Period”); and

(b) in the case of Tranche B, the period commending on 28 November 2011 and ending on 28 May 2020 (being the final Repayment Date);

“GAAP” means generally accepted accounting principles in the United States of America established by the Financial Accounting Standards Board (FASB) including IFRS;

“GasLog” means GasLog Ltd., an exempted company incorporated under the laws of Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda;

“GasLog Carriers” means GasLog Carriers Ltd., an exempted company incorporated under the laws of Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda;

“General Assignment” means a general assignment of the Earnings, the Insurances and any Requisition Compensation dated 31 May 2010 made between (i) the Borrower and (ii) the Security Trustee as amended and restated pursuant to the Amending and Restating Agreement;

“Guarantee” means, in relation to GasLog or GasLog Carriers, the guarantee in the Agreed Form executed or to be executed by that Guarantor in favour of the Security Trustee and, in the plural, means both such Guarantees;

“Guarantors” means:

(a) prior to the date of a Qualified IPO, together, the Counter-Guarantors, GasLog and GasLog Carriers; and

(b) following the date of a Qualified IPO together, GasLog and GasLog Carriers,

and in the singular means any one of them;

“Holding Company” means the company identified in the letter referred to in clause 3.2(k)(i) of the Amending and Restating Agreement;

“IFRS” means international accounting standards adopted by the International Accounting Standard Board (IASB) within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

“Insurances” means:

(a)

all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, its Earnings or otherwise in relation to it; and

(b) all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its successor or assign;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)

the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, that period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that period (and, for the purposes of this Agreement, “REUTERS BBA Page LIBOR 01” means the display designated as “Page 01” on the REUTERS Service or such other page as may replace Page 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)

if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Lender as the rate at which deposits in Dollars are offered to that Lender by leading banks in the London Interbank Market at that Lender’s request at or about 11.00 a.m. (London time) on the Quotation Date for that period for a period equal to that period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a) before an Advance has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b) after an Advance has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;

“Margin” means:

(a) at all times until (and including) 30 October 2011, 0.625 per cent. per annum; and

(b) from 31 October 2011 and at all times thereafter, 1.6 per cent. per annum;

“Mortgage” means together, the first priority Bermuda statutory mortgage on the Ship dated 31 May 2010 executed by the Borrower in favour of the Security Trustee and the deed of covenant collateral thereto dated the same date made between (i) the Borrower and (ii) the Security Trustee as amended and restated pursuant to the Amending and Restating Agreement;

“Negotiation Period” has the meaning given in Clause 5.8;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Novation Agreement” means the novation agreement to be made between the Builder, the Original Buyer and the Borrower in respect of the novation of the Shipbuilding Contract to the Borrower as buyer;

“Original Buyer” means Chevron Transport Corporation Ltd., a corporation organised and existing under the laws of Bermuda and having its registered office at 11 Church Street, Hamilton, HM11, Bermuda;

“Passive Financial Institution” means a bank or financial institution or a wholly owned direct or indirect subsidiary of a bank or financial institution which:

(a)

does not have the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of GasLog (or such other public vehicle owning the Borrower) nor the right or ability to otherwise control the affairs and policies of GasLog (or such other public vehicle owning the Borrower); and

(b)	is not acting in concert with any other direct or indirect legal or beneficial shareholder of GasLog (or such other public vehicle owning the Borrower),

provided that the Counter-Guarantors have control of the board of directors of GasLog;

“Payment Currency” has the meaning given in Clause 21.4;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or in any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)

any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)

a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)

a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Predelivery Security Assignment” means an assignment of the Shipbuilding Contract and of the Refund Guarantee dated 14 April 2008 made between (i) the Borrower and (ii) the Security Trustee;

“Project Cost” means the amount of $232,044,000 representing the aggregate of the Contract Price and the Extra Pre-delivery Costs for the Ship;

“Qualified IPO” means an initial public offering by GasLog of its common stock on NASDAQ, NYSE and/or another reputable stock exchange approved by the Agent acting with the consent of the Lenders (such consent not to be unreasonably withheld or delayed), where:

(a) such offering has been structured in form and substance satisfactory to the Agent acting with the consent of the Lenders (such consent not to be unreasonably withheld or delayed);

(b) such offering has resulted in net cash proceeds of at least $150,000,000 received by GasLog; and

(c) the shares of such offering have been listed, issued and are trading for the first time on the relevant stock exchange;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Refund Guarantee” means an irrevocable guarantee numbered M0902-505-LG-00025 dated 6 May 2005 issued by the Refund Guarantor in favour of the Original Buyer under the Shipbuilding Contract as the same will be assigned by the Original Buyer to the Borrower pursuant to an assignment agreement to be made between the Original Buyer and the Borrower (with such assignment being acknowledged by the Refund Guarantor);

“Refund Guarantor” means The Export-Import Bank of Korea, a company incorporated in the Republic of Korea whose registered office is at 16-2, Yoido-Dong, Yeongdeungo-Gu, Seoul 150 996, Korea;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Replacement Charter” means any charter approved by the Lenders entered into between the Borrower and a charterer which is acceptable to the Lenders, on terms similar to, or better than, the Approved Charter;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrower with the Account Bank in London with account number 63612006, or any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Agent as the Retention Account for the purposes of this Agreement;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)

any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each Guarantor and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)

the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means Danish Ship Finance A/S (Danmarks Skibskredit A/S), acting in such capacity through its office at Sankt-Annae Plads 3, DK-1250 Copenhagen K, Denmark, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Servicing Bank” means the Agent or the Security Trustee;

“Ship” means the 154,800 cubic meter Liquefied Natural Gas carrier currently known as Hull No. 1641 which is to be constructed by the Builder for, and purchased by, the Borrower under the Shipbuilding Contract and upon delivery registered in the name of the Borrower under an Approved Flag;

“Shipbuilding Contract” means the Shipbuilding Contract dated 29 April 2005 as amended by an amendment No. 1 agreement dated 28 June 2007 made between the Builder and the Original Buyer for the construction by the Builder of the Ship and its purchase by the Original Buyer (as novated to the Borrower as buyer pursuant to the Novation Agreement) and as further supplemented and amended from time to time;

“SMC” means a safety management certificate issued in respect of the Ship in accordance with Rule 13 of the ISM Code;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)

any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the Borrower’s full control; and

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the Borrower’s full control;

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i) the date on which a notice of abandonment is given to the insurers; and

(ii) the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Tranche” means any of Tranche A or Tranche B and, in the plural, means both of them;

“Tranche A” means the amount of (originally) $80,804,648 representing as at 11 September 2008 the outstanding principal amount of the first Advance drawndown by the Borrower (as that amount has been and may be further reduced);

“Tranche B” means the amount of (originally) $84,187,193.26 representing as at 31 October 2011 the outstanding principal amount of the aggregate of the second and third Advances drawndown by the Borrower (as such amount has been or may be further reduced);

“Transfer Agreement” means an agreement to be entered into between the Borrower and the Original Buyer in respect of the payment to be made by the Borrower to the Original Buyer in order to effect the novation of the Shipbuilding Contract to the Borrower; and

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement.

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of Clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law, of any intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(l/l1/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3

Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)

a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1

Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a loan facility not exceeding the lesser of (a) $174,033,000 and (b) 75 per cent. of the Project Cost of the Ship.

2.2

Lenders’ participations in Loan. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan. The Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS

3.1	Interests of Lenders several. The rights of the Lenders under this Agreement are several.

3.2

Individual Lender’s right of action. Each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.3

Proceedings by individual Lender requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations of Lenders several. The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

4	DRAWDOWN

4.1	Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Copenhagen time), 5 Business Days prior to the intended Drawdown Date (other than in the case of the Drawdown Notice in respect of the first Advance which shall be received by the Agent no later than 11.00 a.m. (Copenhagen time) on the Drawdown Date for that Advance).

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of each Advance shall not exceed:

(i) in the case of the first Advance, $80,804,648;

(ii) in the case of the second Advance, $16,903,835; and

(iii) in the case of the third Advance, $76,324,517;

(c)	the aggregate amount of the Advances shall not exceed the lesser of:

(i) the Total Commitments; and

(ii) 75 per cent. of the Project Cost; and

(d)

if the Borrower requests less than the maximum amount of an Advance, the amount not requested may be borrowed at a later stage Provided that there shall not be more than 3 Advances and no amounts may be drawdown after the Drawdown Date of the third Advance.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance;

(c)	the duration of the first Interest Period.

4.4

Drawdown Notice irrevocable. A Drawdown Notice must be signed by a duly authorised signatory of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting with the authorisation of the Majority Lenders.

4.5

Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6

Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)

to the account of the Original Buyer or the Builder, as the case may be, which the Borrower specifies in the Drawdown Notice and any amount in excess of the amounts payable to either the Original Buyer or the Builder hereunder to the account of the Borrower; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7

Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to the Original Buyer or the Builder, as the case may be, shall constitute the making of the Advance and the Borrower shall thereupon become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

5	INTEREST

5.1

Payment of normal interest. Subject to the provisions of this Agreement, interest on each Tranche in respect of each Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.

5.2

Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on a Tranche in respect of an Interest Period applicable to it shall be the aggregate of the Margin and the Applicable Interest Rate for that Interest Period.

5.3

Payment of accrued interest. In the case of an Interest Period of 6 months or longer, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period; as soon as reasonably practicable after each is determined.

5.5	Market disruption. The following provisions of this Clause 5 apply if:

(a)

at least 1 Business Day before the start of an Interest Period for a Tranche which is not at that time subject to a Fixed Interest Rate, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if the Loan has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(b)

at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.6	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.5 which have caused its notice to be given.

5.7	Suspension of drawdown. If the Agent’s notice under Clause 5.6 is served before an Advance is made:

(a)	in a case falling within Clauses 5.5(a) or (b), the Lenders’ obligations to make the Advance;

(b)	in a case falling within Clause 5.5(c), the Affected Lender’s obligation to participate in the Advance; shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.8

Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.6 is served after an Advance is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.6 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution in the relevant Tranche during the Interest Period concerned.

5.9

Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.10

Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution relevant Tranche plus the applicable Margin; and the procedure provided for by this Clause 5.10 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.11

Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.10, the Borrower may give the Agent not less than 15 Business Days’ notice of its intention to prepay at the end of the interest period set by the Agent.

5.12

Prepayment; termination of Commitments. A notice under Clause 5.11 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)

on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the relevant Tranche or, as the case may be, the Affected Lender’s Contribution in the relevant Tranche, together with accrued interest thereon at the applicable rate plus the Margin.

5.13	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

5.14

Fixed Rate Option. The Borrower shall be entitled, by notice in writing to the Agent at any time following the expiration of the Initial Fixing Period, to request the Agent to quote the Fixed Interest Rate which is to apply to Tranche A for the Other Fixing Period. If the Borrower confirms in writing its agreement to the Fixed Interest Rate and the Other Fixing Period so quoted by the Agent immediately after the Agent has made such quotation, the Fixed Interest Rate will apply to Tranche A for the Other Fixing Period. The Agent shall be under no obligation to convert Tranche A to a fixed rate if, the Agent having quoted a Fixed Interest Rate as provided above, the Borrower does not agree to the Fixed Interest Rate so quoted or it fails to notify the Agent its agreement to the Fixed Interest Rate by the time specified in this Clause 5.14 or any Potential Event of Default or Event of Default has occurred and is continuing. Following expiration of a Fixed Rate Period, the relevant Tranche shall bear interest at the rate of the aggregate of LIBOR and the Margin.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to a Tranche which is not subject to a Fixed Interest Rate shall commence on the first Business Day after the expiry of the applicable Fixed Rate Period and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	when a Tranche is subject to a Fixed Interest Rate, a period equal in duration to the relevant Fixed Rate Period;

(b)	at all other times, 3 months or such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4

Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lenders have agreed an Interest Period (other than a Fixed Rate Period) longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (Copenhagen time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

7	DEFAULT INTEREST

7.1

Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2

Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i) the Applicable Interest Rate; or

(ii)

(in the case of a Tranche which is not subject to a Fixed Interest Rate) if the Agent determines that Dollar deposits for any such period are not being made available to a Lender or (as the case may be) Lenders by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Agent from such other sources as the Agent may from time to time determine.

7.4

Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5

Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment instalments. The Borrower shall repay the Loan by:

(a)	40 consecutive quarterly instalments, the first 12 instalments of $2,812,913 each and the next 28 instalments of $2,062,913 each; and

(b)

a balloon instalment of $82,516,480 (the “Balloon Instalment”)

Provided that if the aggregate amount of the Loan drawn down by the Borrower is less than $174,033,000, each repayment instalment and the Balloon Instalment shall be reduced pro rata by an amount in aggregate equal to such undrawn amount.

8.2

Repayment Dates. The first instalment shall be repaid on the date falling three months after the final Drawdown Date and the last instalment together with the Balloon Instalment on the date falling on the tenth anniversary of the final Drawdown Date.

8.3

Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $1,000,000 or a multiple of $1,000,000;

(b)	the Agent has received from the Borrower at least 15 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)

the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.6

Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7

Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8	Mandatory prepayment. The Borrower shall be obliged to prepay the whole of the Loan:

(a)	if the Ship is sold, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)

if the Ship becomes a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

(c)	if any of the following occurs, on demand by the Agent (unless otherwise agreed):

(i) any of the events specified in Article IX of the Shipbuilding Contract occurs; or

(ii)

the Shipbuilding Contract is amended or varied without the prior written consent of the Majority Lenders except for any such amendment or variation as is permitted by this Agreement or any other relevant Finance Document; or

(iii) the Ship has not for any reason been delivered to, and accepted by, the Borrower under the Shipbuilding Contract by the last day of the Availability Period;

(d)

within 40 days (or such longer period as may be agreed by the Agent (acting upon the instructions of all the Lenders) following a request from the Borrower and subject to the Borrower having submitted promptly a valid demand under the Refund Guarantee) of the date on which either the Shipbuilding Contract or the Refund Guarantee is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in force for any reason; or

(e)

following the date of a Qualified IPO if there is a Change of Control, the Borrower shall be obliged to prepay all of the Loan no later than 60 days following the Change of Control unless such Change of Control is, before the end of such period approved by the Agent acting with the consent of the Majority Lenders.

8.9

Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10	Application of partial prepayment. Each partial prepayment shall be applied against the repayment instalments specified in Clause 8.1 in inverse order of maturity.

8.11	No reborrowing. No amount prepaid may be reborrowed.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before the service of the first Drawdown Notice, the Agent receives the up-front fee referred to in Clause 20.1 and all accrued commitment fee payable pursuant to Clause 20.1; and

(c)	that, on or before the first Drawdown Date, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(d)

that on or before the Drawdown Date in respect of the second Advance the Agent receives the documents described in Part C of Schedule 3 (other than the Approved Charter, a copy of which shall be delivered to the Agent no later than 5 Business Days prior to such Drawdown Date) in form and substance satisfactory to the Agent and its lawyers;

(e)	that, on or before the final Drawdown Date, the Agent receives the documents described in Part D of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(f)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i) no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)

the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing unless, the Agent, acting on the instructions of the Majority Lenders, agrees to the contrary;

(iii) none of the circumstances contemplated by Clause 5.5 has occurred and is continuing; and

(iv) there has been no material adverse change in the financial position, operation or circumstances of the Borrower or the Guarantor since the date of this Agreement;

(g)

that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(h)

that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2

Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 10 Business days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of Bermuda.

10.3

Share capital and ownership. The Borrower has an authorised share capital of $12,000 divided into 12,000 registered shares of $1 each all of which shares have been issued fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by GasLog Carriers.

10.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)

to execute the Novation Agreement and the Transfer Agreement, to purchase and pay for the Ship under the Shipbuilding Contract and the Transfer Agreement and register the Ship in its name under an Approved Flag;

(b)	to execute the Finance Documents to which the Borrower is a party; and

(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6

Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)

create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8

No conflicts. The execution by the Borrower of each Finance Document, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9

No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11

Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower or any Guarantor from that disclosed in the latest of those accounts.

10.12

No litigation. No legal or administrative action involving the Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s financial position or profitability.

10.13

Validity and completeness of Shipbuilding Contract, Transfer Agreement, Novation Agreement and Refund Guarantee. Each of the Shipbuilding Contract, the Transfer Agreement, the Novation Agreement and the Refund Guarantee constitute valid, binding and enforceable obligations of the parties thereto in accordance with its terms; and:

(a)

the copies of the Shipbuilding Contract, the Transfer Agreement, the Novation Agreement, and the Refund Guarantee delivered to the Agent before the date of this Agreement are true and complete copies or, in the case of the Refund Guarantee, original thereof; and

(b)

no amendments or additions to the Shipbuilding Contract, the Transfer Agreement, the Novation Agreement or the Refund Guarantee have been agreed nor has any party thereto waived any of their respective rights under any of them.

10.14

No rebates etc. Other than pursuant to the Transfer Agreement, there is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, the Builder, the Original Buyer or a third party in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.

10.15	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.3, 11.4, 11.9 and 11.13.

10.16	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

10.17	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with.

10.18

No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of their respective obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive (91/308) EEC) of the Council of the European Communities).

11	GENERAL UNDERTAKINGS

11.1

General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge. The Borrower will:

(a)

hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents; and

(b)	not create or permit to arise any Security Interest over any other asset, present or future.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4

No other liabilities or obligations to be incurred. The Borrower will not incur any liability or obligation except liabilities and obligations under the Shipbuilding Contract, the Transfer Agreement, the Novation Agreement and the Finance Documents and liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the Ship.

11.5

Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will send to the Agent:

(a)

as soon as possible, but in no event later than 5 months after the end of each financial year of the Borrower, the audited consolidated accounts of the Borrower (commencing with the financial year ended 31 December 2007);

(b)	as soon as possible, but in no event later than 90 days after the end of each 6-month period ending on 30 June in each financial year of the Borrower:

(i)

unaudited consolidated accounts of the Borrower (commencing with the accounts for the 6-month period ending on 30 June 2008) certified as to their correctness by any officer or director of the Borrower; and

(ii)

(as from the first financial 6-month period falling after the Delivery Date) management accounts in a format approved by the Agent which show the results of the operation of the Ship during the preceding financial 6-month period and which are certified as to their correctness by the chief financial officer of the Borrower;

(c)

as soon as possible, but in no event later than 3 months after the end of each financial year of the Borrower (commencing with the financial year in which the Delivery Date falls), a budget in a format approved by the Agent which shows all anticipated income and expenditure of the Ship during the next financial year of the Borrower;

(d)

together with each set of accounts provided under 11.6(a) and (b), a compliance certificate in the form set out in Schedule 6 to this Agreement (or in such other form as the Agent may reasonably require) duly signed by the chief financial officers of the Borrower and GasLog together with such other financial and other information relating to the Borrower or GasLog as the Security Trustee may request for this purpose.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Borrower at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower.

11.8

Creditor notices. The Borrower will send the Agent, at the same time as they are despatched, copies of all material communications which the Borrower is legally obliged to despatch to all of its creditors or any class of them.

11.9	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document;

(b)	for the validity or enforceability of any Finance Document;

(c)	for the Borrower to continue to own and operate the Ship; and the Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)

without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document (to which it is a party) with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11

Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12

No amendment to Shipbuilding Contract, Transfer Agreement or Refund Guarantee. The Borrower will not agree to any amendment or supplement to, or waive or fail to enforce, the Shipbuilding Contract, the Transfer Agreement or the Refund Guarantee or any of their respective provisions except as permitted by this Agreement and the other Finance Documents.

11.13

Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at the commencement of this Agreement; and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than Bermuda.

11.14

Confirmation of no default. The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.14 does not affect the Borrower’s obligations under Clause 11.15.

11.15	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred; and will keep the Agent fully up-to-date with all developments.

11.16	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, the Ship, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.17

Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.18	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party (including, without limitation, a change in the composition of their shareholders) after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.19

Termination of Approved Charter or Replacement Charter. Upon termination or expiry of the Approved Charter or the Replacement Charter, the Borrower shall, within 30 days after the date of such termination or cancellation, deposit $20,000,000 in an account with the Account Bank and the Borrower shall execute security, in favour of the Security Trustee (on behalf of the Lenders) and acceptable to the Lenders, over such account. Such cash collateral shall be released to the Borrower upon the Borrower having entered into a Replacement Charter (or, as the case may be, another Replacement Charter) and the Ship having been delivered and accepted under such Replacement Charter.

11.20	Approved Charter non-extension

(a)

If the Approved Charterer does not exercise its option to extend the Approved Charter and subject to Clause 11.20(b), with effect on and from 12 months prior to the expiry of the Approved Charter, the Borrower shall on each Repayment Date pursuant to Clause 8.1 transfer 90 per cent. of any free cash (after deductions for operating expenses (including debt service) in relation to the Ship but otherwise the Borrower undertakes not to withdraw or transfer any other amount from the Earnings Account) on the Earnings Account (up to $10,000,000 in aggregate) to an account with the Account Bank and shall execute security, in favour of the Security Trustee (on behalf of the Lenders) and acceptable to the Lenders, over such account (with the monies in such secured account (including any interest thereon) only being used for repaying, on the final Repayment Date, the Loan, and making the payments referred to in Clause 8.3, and thereafter returned to the Borrower).

(b)

However, if Clause 11.20(a) applies but subsequently the Borrower enters into a Replacement Charter and the Ship is delivered and accepted under such Replacement Charter, whereupon the monies in the secured account referred to in Clause 11.20(a) shall be released to the Borrower and Clause 11.20(a) shall thereupon cease to apply.

11.21	Financial covenants.

(a)	In this Clause 11.21 and any compliance certificate delivered pursuant to Clause 11.6(d):

“Excluded Companies” means the Counter-Guarantors, GasLog and GasLog Carriers and each subsidiary of either Counter-Guarantor, GasLog or GasLog Carriers and, in the singular, means any of them;

“GasLog Group” means GasLog and its subsidiaries;

“GasLog Group’s Cash” means, at any date of determination under this Agreement, the aggregate value on the date of determination of the GasLog Group’s credit balances on any deposit, savings or current account and the GasLog Group’s cash in hand, each as determined on a consolidated basis in accordance with IFRS, but excluding any such credit balances and cash then subject to a Security Interest (other than any Security Interest arising under a Finance Document);

“GasLog Group’s Cash Equivalent” means, at any date of determination under this Agreement, the aggregate value of:

(a)	each certificate of deposit maturing within 1 year after the date of determination and issued by either the Agent or any other bank or financial institution approved by the Agent;

(b)

each investment in marketable debt obligations issued or guaranteed by the government of the United States of America or any member state of the European Economic Area and having a rating of AAA from Standard & Poor’s Ratings Group or the equivalent with any other principal credit rating agency in the United States of America or Europe, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within 1 year after the date of determination and not convertible or exchangeable to any other security;

(c)	each commercial paper not convertible or exchangeable to any other security:

	(i)	for which a recognised trading market exists;

	(ii)	issued by an issuer incorporated in the United States of America or any member state of the European Economic Area;

	(iii)	which matures within 1 year after the date of determination; and

(iv)

which has a credit rating of either A-l or higher by Standard & Poor’s Rating Services or Fl or higher by Fitch Ratings Ltd or P-l or higher by Moody’s Investor Services Limited or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	each Sterling bill of exchange eligible for rediscount at the Bank of England and accepted by a bank or financial institution approved by the Agent (or their dematerialised equivalent);

(e)	each investment in a money market fund which:

	(i)	has a credit rating of either A-l or higher by Standard & Poor’s Rating Services or Fl or higher by Fitch Ratings Ltd or P-l or higher by Moody’s Investor Services Limited;

	(ii)	invests substantially all its assets in securities of the types described in paragraphs (a) to (d) above; and

	(iii)	can be turned into cash on not more than 30 days’ notice; and

(f)	each other debt security approved by the Majority Lenders,

in each case as determined on a consolidated basis in accordance with IFRS, to which any member of the GasLog Group is alone (or together with any other member of the GasLog Group) beneficially entitled at that time and which is not issued or guaranteed by any Excluded Company nor subject to any Security Interest (other than any Security Interest arising under a Finance Document);

“GasLog Group’s Current Assets” means, at any date of determination under this Agreement, the amount of the current assets of the GasLog Group determined on a consolidated basis in accordance with IFRS and as shown in the GasLog Group’s Latest Accounts;

“GasLog Group’s Current Liabilities” means, at any date of determination under this Agreement, the amount of the current liabilities of the GasLog Group determined on a consolidated basis in accordance with IFRS and as shown in the GasLog Group’s Latest Accounts (but excluding the current portion of any long term interest bearing debt);

“GasLog Group’s Debt Service” means, at any date of determination under this Agreement, the aggregate amount of interest, other finance charges (in each case, whether or not paid, payable or capitalised) and principal accrued by the GasLog Group in respect of borrowings including:

(a)	the interest element of leasing and hire purchase payments;

(b)	commitment fees, commissions, arrangement fees and guarantee fees; and

(c)	amounts in the nature of interest payable in respect of any shares other than equity share capital,

adjusted (but without double counting) by:

(i) adding back the net amount payable (or deducting the net amount receivable) by members of the GasLog Group under any interest or (so far as they relate to interest) currency hedging arrangements; and

(ii) deducting interest income of the GasLog Group to the extent freely distributable to a member of the GasLog Group in cash,

each as determined on a consolidated basis in accordance with IFRS and as shown in the GasLog Group’s Latest Accounts;

“GasLog Group’s EBITDA” means, at any date of determination under this Agreement, the profit on ordinary activities before taxation of the GasLog Group, adjusted by:

(a)	adding back GasLog Group’s Interest Payable;

(b)	deducting GasLog Group’s Interest Receivable;

(c)	taking no account of any exceptional or extraordinary item;

(d)	adding back depreciation and amortisation;

(e)	deducting its share of profits from affiliates; and

(f)	adding back its loss of profits from affiliates;

determined, in each case, on a consolidated basis in accordance with IFRS and as shown in the GasLog Group’s Latest Accounts;

“GasLog Group’s Interest Payable” means, at any date of determination under this Agreement, all interest (including, without limitation, all net interest payable under interest rate swaps), all fees (including, but not limited to, commitment fees) and periodic financing charges including commissions, discounts and the interest element of rental payments or finance or capital leases (whether, in each case, paid, payable or capitalised), and all other costs, charges and expenses incurred by the GasLog Group in effecting, servicing or maintaining its GasLog Group’s Total Interest Bearing Debt determined on a consolidated basis in accordance with IFRS and as shown in the GasLog Group’s Latest Accounts;

“GasLog Group’s Interest Receivable” means, at any date of determination under this Agreement, all interest (including, without limitation, all net interest receivable under interest rate swaps), all fees (including, but not limited to, commitment fees) and periodic financing charges including commissions, discounts and the interest element of rental payments or finance or capital leases (whether, in each case, paid, payable or capitalised), and all other costs, charges and expenses received or receivable by the GasLog Group in connection with any Financial Indebtedness of a type referred to in the definition of GasLog Group’s Total Interest Bearing Debt determined on a consolidated basis in accordance with IFRS and as shown in the GasLog Group’s Latest Accounts;

“GasLog Group’s Latest Accounts” means, at any date, the consolidated accounts of the GasLog Group most recently delivered to the Agent pursuant to clause 11.3 of the Guarantee executed by GasLog;

“GasLog Group’s Market Adjusted Net Worth” means, at any date of determination under this Agreement, the GasLog Group’s Total Capitalisation adjusted to reflect the market value of the ships and all other assets owned by the GasLog Group, less GasLog Group’s Total Debt;

“GasLog Group’s Total Capitalisation” means, at any date of determination under this Agreement, the amount of the total assets of the GasLog Group determined on a consolidated basis in accordance with IFRS and as shown in the GasLog Group’s Latest Accounts;

“GasLog Group’s Total Debt” means, at any date of determination under this Agreement, the amount of the total debt of the GasLog Group determined on a consolidated basis in accordance with IFRS and as shown in the GasLog Group’s Latest Accounts (including, for the avoidance of doubt, any negative mark-to-market for any currency or interest rate swaps);

“GasLog Group’s Total Interest Bearing Debt” means, in respect of the GasLog Group, at any time the aggregate of the following:

	(a)	the outstanding principal amount of any moneys borrowed or raised;

	(b)	the outstanding principal amount of any acceptance under any acceptance credit;

	(c)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

	(d)	the capitalised element of indebtedness under a finance or capital lease;

	(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

	(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

	(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)

the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)

the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (a) - (h) above which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the GasLog Group; and

“GasLog Group’s Working Capital” means GasLog Group’s Current Assets less GasLog Group’s Current Liabilities.

(b)

The Borrower shall ensure that the consolidated financial position of the GasLog Group on a consolidated basis is such that at all times during the Security Period (in the case of (ii) and (v) below commencing on the basis of the audited consolidated accounts for the financial year ending 31 December 2013):

	(i)	GasLog Group’s Working Capital is not less than $0;

(ii)

there is available to the GasLog Group at all times during the Security Period an aggregate amount of GasLog Group’s Cash and GasLog Group’s Cash Equivalents equal to at least the greater of (i) $20,000,000 and (ii) 3 per cent. of GasLog Group’s Total Interest Bearing Debt;

	(iii)	the ratio of GasLog Group’s Total Debt to GasLog Group’s Total Capitalisation is not more than:

		(A)	prior to the date of a Qualified IPO, 0.70: 1; and

		(B)	following the date of a Qualified IPO, 0.65: 1;

	(iv)	GasLog Group’s Market Adjusted Net Worth is not less than:

		(A)	prior to the date of a Qualified IPO, $200,000,000; and

		(B)	following the date of a Qualified IPO, $350,000,000; and

	(v)	the ratio of GasLog Group’s EBITDA to GasLog Group’s Debt Service is not less than 1.10 : 1.

(c)	The Borrower shall ensure that at all times during the Security Period there is standing to the credit of the Earnings Account an amount of at least US$1,500,000.

(d)

The Borrower shall ensure that on or prior to the date falling 10 Business Days after a Qualified IPO, it is in compliance with the minimum security cover required to be maintained on the date of such Qualified IPO pursuant to Clause 15.1.

12	CORPORATE UNDERTAKINGS

12.1

General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of Bermuda.

12.3	Negative undertakings. The Borrower will not:

(a)	carry on any business other than the ownership, chartering and operation of the Ship; or

(b)	declare or pay dividends if an Event of Default has occurred which is continuing or an Event of Default will result from the declaration or payment of such dividends;

(c)	effect any form of redemption, purchase or return of share capital; or

(d)	provide any form of credit or financial assistance to:

	(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

	(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length;

(e)

open or maintain any account with any bank or financial institution other than the Earnings Account, the Retention Account or any other account required to be opened and/or maintained pursuant to Clauses 11.19 and 11.20 for the purposes of the Finance Documents;

(f)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(g)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative;

(h)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation;

(i)	incur any Financial Indebtedness other than as contemplated by this Agreement; or

(j)	agree to purchase any vessel other than the Ship.

12.4	Share Ownership. The Borrower shall ensure and procure that all the shares issued by it are owned directly or indirectly by GasLog Carriers.

13	INSURANCE

13.1

General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period (after the Delivery Date) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall keep the Ship insured at the expense of the Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including blocking and trapping);

(c)	protection and indemnity risks; and

(d)

any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3	Terms of obligatory insurances. The Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 120 per cent. of the Loan and (ii) the market value of the Ship; and

(c)

in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the Ship’s full tonnage;

(e)	on approved terms; and

(f)

through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)

whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so.

13.5	Renewal of obligatory insurances. The Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)

notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii) obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6

Copies of policies; letters of undertaking. The Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)

they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)

they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8

Deposit of original policies. The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9

Payment of premiums. The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11

Compliance with terms of insurances. The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)

the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)

the Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)

the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. The Borrower shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13

Settlement of claims. The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14

Provision of information. In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.15 or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.15

Mortgagee’s interest and additional perils insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest marine insurance in such amounts, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14	SHIP COVENANTS

14.1

General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period (after the Ship has been delivered to it under the Shipbuilding Contract) except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2

Ship’s name and registration. The Borrower shall keep the Ship registered in its name under the applicable Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.

14.3	Repair and classification. The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)

so as to maintain the Ship’s class (namely +A1, (E), Liquified gas carrier, ship type 2G (Membrane tank, Maximum pressure 25 KpaG and minimum temperature -163°C), SH, SH-DLA, SHCM, RES, +AMS, +ACCU, SFA (40), NIBS, +APS, +ES, PORT, POT,

CRC, DFD and UWILD) with American Bureau of Shipping free of all overdue recommendations and conditions of such Classification Society at American Bureau of Shipping free of overdue recommendations and conditions; and

(c)

so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4

Classification society undertaking. The Borrower shall instruct the classification society referred to in Clause 14.3 (and procure that the classification society undertakes with the Security Trustee):

(a)

to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to the Ship;

(b)

to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i) receives notification from the Borrower or any person that the Ship’s classification society is to be changed; or

(ii)

becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Borrower’s or the Ship’s membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)

to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)

if the Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

14.5

Modification. The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship which would materially reduce its value.

14.6

Removal of parts. The Borrower shall not remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.7

Surveys. The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.8

Inspection. The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times (without interfering with the Ship’s operations) to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.9	Prevention of and release from arrest. The Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances;

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The Borrower shall:

(a)

comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;

(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)

in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit it to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information. The Borrower shall promptly provide the Security Trustee with any information which, in the opinion of the Security Trustee, it reasonably requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages;

(e)	the Borrower’s, the Approved Manager’s or the Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship and of any current charter guarantee (if available), and copies of the Borrower’s or the Approved Manager’s Document of Compliance.

14.12	Notification of certain events. The Borrower shall promptly notify the Security Trustee by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not promptly complied with;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The Borrower shall not:

(a)	let the Ship on demise charter for any period;

(b)

save and except for the Approved Charter, enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	enter into any charter in relation to the Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)	appoint a manager of the Ship other than the Approved Manager or agree to any material alteration to the terms of the Approved Manager’s appointment;

(f)	de-activate or lay up the Ship; or

(g)

put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless either (i) that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason or (ii) the Borrower has established to the reasonable satisfaction of the Security Trustee that it has sufficient reserves to pay for the cost of such work.

14.14

Notice of Mortgage. The Borrower shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.

14.15	Sharing of Earnings. The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings without prior consultations with the Agent.

14.16	ISPS Code. The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15	SECURITY COVER

15.1	Minimum required security cover. Clause 15.2 applies if (after the Ship has been delivered to it under the Shipbuilding Contract) the Agent notifies the Borrower that:

(a)	the market value (determined as provided in Clause 15.3) of the Ship; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15 is below the Relevant Percentage of the Loan, any interest which has accrued on the Loan at the time the Agent applies the test in this Clause 15.1 and any amount which would be payable under Clause 21.1(b) if, at the time the Agent applies the test in this Clause 15.1, the Borrower was required to prepay the Loan on that date.

In this Clause 15.1, “Relevant Percentage” means:

(i) on the date of a Qualified IPO, 142.8 per cent.; and

(ii) at all other times, 120 per cent.

15.2

Provision of additional security; prepayment. If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall, within, in the case of Clause 15.1(i), 10 Business Days and, in the case of Clause 15.1(ii), 1 month after the date on which the Agent’s notice is served, either:

(a)

provide, or ensure that a third party provides, additional security which, in the reasonable opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require; or

(b)	prepay such part (at least) of the Loan as will eliminate the shortfall.

15.3	Valuation of Ship. The market value of the Ship at any date is that shown by a valuation prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an independent sale and purchase shipbroker speciliasing in the LNG sector from the list of shipbrokers referred to in Schedule 5;

(c)	with or without physical inspection of the Ship (as the Agent may require);

(d)

on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

15.4

Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5

Valuations binding. Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6

Provision of information. The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent,

15.7

Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause. Provided that as long as no Event of Default shall have occurred, the Borrower shall not be obliged to pay any such fees and expenses in respect of more than two valuations of the Ship in any calendar year.

15.8	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2(b).

16	PAYMENTS AND CALCULATIONS

16.1

Currency and method of payments. All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)

in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)

in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at Nordea Bank Finland Plc, New York Branch (SWIFT: NDEAUS3N) (Account No 7443423001), or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3

Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)

any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)

amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5

Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6

Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7

Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)

pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8

Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9

Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10

Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the

Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11

Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1

Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under the Finance Documents;

(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;

(e)

FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1 (a), 17.1(b), 17.1(c) and 17.1(d); and

(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2

Variation of order of application. The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3

Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4

Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1

Payment of Earnings. The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment), all the Earnings are paid to the Earnings Account. The Earnings shall, subject to Clauses 11.20, 11.21(c) and 18.2, be available to the Borrower provided that no Event of Default has occurred and is continuing.

18.2

Monthly retentions. The Borrower undertakes with each Creditor Party to ensure that, in each calendar month of the Security Period, on such dates as the Agent may from time to time specify, there is transferred to the Retention Account out of the Earnings received in the Earnings Account during the preceding calendar month:

(a)	one-third of the amount of the repayment instalment falling due under Clause 8 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement.

The “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next due date for payment of interest under this Agreement).

18.3

Shortfall in Earnings. If the aggregate Earnings received in the Earnings Account are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 18.2, the Borrower shall make up the amount of the insufficiency on demand from the Agent; but, without thereby prejudicing the Agent’s right to make such demand at any time, the Agent may, if so authorised by the Majority Lenders, permit the Borrower to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 18.2 from the Earnings received in the next or subsequent months.

18.4

Application of retentions. Until an Event of Default or a Potential Event of Default occurs and is continuing, the Agent shall on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:

(a)	the repayment instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date,

in discharge of the Borrower’s liability for that repayment instalment or that interest and the Borrower hereby undertakes with each Creditor Party to instruct the Account Bank to make such payment to the Agent from the Retention Account for distribution to the Lenders in accordance with this Clause.

18.5

No release of accrued interest. Any interest accruing on the Retention Account shall be credited to the Retention Account but shall not be released to the Borrower until the end of the Security Period.

18.6	Location of accounts. The Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Account and the Retention Account (or either of them); and

(b)

execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account and the Retention Account.

18.7

Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21 and the Borrower hereby undertakes with each Creditor Party to authorise the Account Bank to act according to the Agent’s instructions pursuant to this Clause.

18.8	Borrower’s obligations unaffected. The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.4) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of:

	(i)	Clause 9.2, 11.2, 11.3, 11.10, 11.13, 11.21(b), 11.21(d), 12.2, 12.3, 12.4 or 15.1 of this Agreement; or

	(ii)	clauses 11.13 and 11.14 of the Counter-Guarantee from Counter-Guarantor 2; or

	(iii)	clauses 11.13, 11.14 and 11.15 of the Guarantee from GasLog; or

	(iv)	clause 11.13 and 11.14 of the Counter-Guarantee from Counter-Guarantor 1; or

	(v)	clause 11.12 of the Guarantee from GasLog Carriers; or

(c)

any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 Business Days after written notice from the Agent requesting action to remedy the same; or

(d)

(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)

any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)

any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (which, in the case of a Guarantor, exceeds $5,000,000 and in the case of a Relevant Person other than a Guarantor, exceeds $1,000,000 (or in each case the equivalent in any other currency)):

	(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

	(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)

a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

	(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

	(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)

any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $1,000,000 (or $5,000,000 in the case of a Guarantor) or more or the equivalent in another currency; or

	(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

	(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)

any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

	(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)

a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or a Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)

an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)

a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)

any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)

in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

	(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document;

	(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)

any official consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document, the Shipbuilding Contract, the Transfer Agreement or the Approved Charter is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)

without the prior consent of the Majority Lenders (i) a change has occurred after the date of this Agreement in the legal ownership of any of the shares in the Borrower or (ii) a Material Change has occurred; or

(l)

any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	the Borrower has not entered into the Approved Charter at least five (5) days prior to the Drawdown Date of the second Advance; or

(o)

the Approved Charter is terminated before the end of the third year from the Delivery Date, becomes invalid or unenforceable or otherwise ceases to be in fall force and effect for any reason (other than through the effluxion of time or following the sale of the Ship) and the Approved Charter is not replaced within 30 days by another charter having similar characteristics to the Approved Charter, with a charterer, in a form and on terms acceptable to the Agent; or

(p)	without the prior written consent of the Agent (acting with the authorisation of the Majority Lenders), the Holding Company ceases to hold the legal title and beneficial ownership of:

	(i)	on or prior to the date of a Qualified IPO, 70 per cent. of the issued and allotted shares of GasLog;

	(ii)	following the date of a Qualified IPO and on or before the first anniversary of a Qualified IPO, 30 per cent. of the issued and allotted shares of GasLog;

	(iii)	following the first anniversary and on or before the second anniversary of a Qualified IPO, 25 per cent. of the issued and allotted shares of GasLog;

	(iv)	following the second anniversary and on or before the third anniversary of a Qualified IPO, 20 per cent. of the issued and allotted shares of GasLog; or

	(v)	following the third anniversary of a Qualified IPO, 15 per cent. of the issued and allotted shares of GasLog; or

(q)	any other event occurs or any other circumstances arise or develop including, without limitation:

	(i)	a change in the financial position, state of affairs or prospects of any Relevant Person; or

	(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person;

which materially and adversely affects the ability of the Borrower or a Guarantor to discharge its liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

	(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)

serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)

take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)

the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

19.4

Acceleration of Loan. On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5

Multiple notices; action without notice. The Agent may serve notices under Clauses 19.2(a)(i) or (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 simultaneously with or at any time after the service of both or either of such notices.

19.6

Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7

Lender’s rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)

for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons. In this Clause 19 a “Relevant Person” means the Borrower, the Approved Manager or a Security Party.

19.10	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

19.11

Material Change. In Clause 19.1(k), “Material Change” means, in relation to the Borrower, GasLog Carriers, the Approved Manager and Counter-Guarantor 1, a change without the consent of the Majority Lenders, in the ultimate beneficial ownership of the shares in such company or the voting rights attaching to such shares which results in the person or persons disclosed to the Agent on or prior to the date of this Agreement as being the ultimate beneficial owner or owners of all such shares ultimately owning less than (i) 51 per cent. of such shares or the voting rights attaching thereto in the case of each of the Borrower, GasLog Carriers and the Approved Manager and (ii) 85 per cent. of such shares or the voting rights attaching thereto in the case of Counter-Guarantor 1.

20	FEES AND EXPENSES

20.1	Up-front and commitment fees. The Borrower shall pay to the Agent:

(a)	on the date of this Agreement a non-refundable up front fee of $348,066 (representing 0.20 per cent. of the Total Commitments) and;

(b)

a commitment fee for the account of the Lenders at the rate of 0.20 per cent. of the undrawn amount of the Loan payable from (and including) 11 March 2008 up to and including the earlier of (i) the final Drawdown Date and the last day of the Availability Period, such fee to be payable quarterly in arrears and on the earlier of the dates referred to in (i) and (ii) above, for distribution among the Lenders in the proportions agreed by the Agent and the Lenders.

20.2

Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3

Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor

Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.5

Financial Services Authority fees. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund its Contribution.

20.6

Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1

Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)

any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)

in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)

in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3

Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)

any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter;

other than claims, expenses, liabilities and losses which are shown to have been directly or mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4

Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5

Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.6

Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)

the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3

Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4

Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.5

Tax credits. A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 22.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)

nothing in this Clause 22.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)

nothing in this Clause 22.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 22.4 shall be conclusive and binding on the Borrower and the other Creditor Parties.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2

Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3

Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4

Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)

the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)

complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased cost”. In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)

an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)

an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or an item arising directly out of the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates).

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3

Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4

Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5

Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment. A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)

on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)

apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i) break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii) convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii) enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2

Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3

Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4

No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1

Transfer by Borrower. The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time, having previously consulted with the Borrower, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another first class bank or financial institution which has experience in ship financing or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

Provided that at all times the aggregate of the Commitment of Danish Ship Finance A/S (Danmarks Skibskredit A/S) and its Contribution shall not be less than 50 per cent. of the Total Commitments.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

26.3

Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4

Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5

No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6

Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)

to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)

the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)

any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)

the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.5 and Clause 19, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)

in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8

Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

26.9

Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11

Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12

Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13

Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15

Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

27	VARIATIONS AND WAIVERS

27.1

Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2

Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a change in the Margin or in the definitions of LIBOR or Fixed Interest Rate;

(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	an extension of Availability Period;

(e)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)	a change to the preamble or to Clause 2, 3, 4, 5.1, 17, 19 or 30;

(g)	a change to this Clause 27;

(h)

any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document Provided that for the avoidance of doubt, it is agreed by the Creditor Parties that the Counter-Guarantee executed by each Counter-Guarantor shall be released by the Agent (without any warranty, representation, covenant or other recourse) immediately following the completion of a Qualified IPO, without obtaining any further consent from any other Creditor Party (upon the request and cost of the respective Counter-Guarantor; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3

Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1

General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	c/o GasLog Monaco SAM
Gildo Pastor Center
7 rue du Gabian
MC98000 Monte Carlo
Monaco

For the attention of Mr. Henrik Bjerregaard

Tel No: +377 97975119
Fax No: +377 97975124

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent:	Sankt Annae Plads 3
DK-1250 Copenhagen K
Denmark

Fax No: +(45) 33 33 9666

(d)	to the Security Trustee: Sankt Annae Plads 3
DK-1250 Copenhagen K
Denmark

Fax No: +(45) 33 33 9666

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5

Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6

Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7

Electronic communication. Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8	English language. Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of “notice”. In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2

Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4

Process agent. The Borrower irrevocably appoints Unisea Maritime Ltd. at its registered office for the time being, presently at 14 Headfort Place, London SW1A 7DH, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5

Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6

Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)

Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Sankt Annae Plads 3 DK-1250 Copenhagen K Denmark	174,033,000

SCHEDULE 2

DRAWDOWN NOTICE

To:	Danish Ship Finance A/S (Danmarks Skibskredit A/S) Sankt Annae Plads 3 DK-1250 Copenhagen K Denmark

Attention: [●]	[Loans	Administration]

DRAWDOWN NOTICE

1

We refer to the loan agreement (the “Loan Agreement”) dated [●] March 2008 and made between ourselves, as Borrower, the Lenders referred to therein, and yourselves as Agent and as Security Trustee in connection with a facility of up to US$174,033,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the [first/second/third] Advance as follows:

(a)	Amount: US$[●];

(b)	Drawdown Date: [●];

(c)	Duration of the first Interest Period shall be [●] months;

(d)	Payment instructions: account of [●] and numbered [●] with [●] of [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

5	[We authorise you to deduct the up-front fee and any accrued commitment fee referred to in Clause 20 from the amount of the Advance.]

[Name of Signatory]

Director for and on behalf of GAS-ONE LTD.

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1 (a).

1	A duly executed original of the Loan Agreement and the Guarantee.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.

3

Copies of resolutions of the shareholders (if required under the constitutional documents and applicable laws) and directors of the Borrower and each Security Party authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement and ratifying the execution of the Shipbuilding Contract and the Transfer Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or (if required) a Security Party.

5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document, the Shipbuilding Contract or the Transfer Agreement.

6

Copies of the Shipbuilding Contract and the Transfer Agreement and of all documents signed or issued by the Borrower or the Builder or the Original Buyer (or all of them) under or in connection with it, each to be in a form acceptable to the Agent and its lawyers.

7	Such documents as any of the Lenders may require for its “know your customer” and other customary money laundering checks.

8	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

9	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Bermuda, New York, Korea and such other relevant jurisdictions as the Agent may require.

10	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(c).

1	A written notice from the Original Buyer showing all sums due and payable to the Original Buyer under the Transfer Agreement.

2	(If applicable) evidence that any balance (in addition to the first Advance) then due to the Original Buyer has been or will immediately on drawdown of that Advance be paid to the Original Buyer.

3	A duly executed original of the Predelivery Security Assignment (and of each document required to be delivered pursuant thereto).

4

Copies of the Novation Agreement and of all documents signed or issued by the Borrower or the Builder or the Original Buyer (or all of them) under or in connection with it to be in a form acceptable to the Agent and its lawyers.

5

The original assignment of the Refund Guarantee, the original Refund Guarantee and the original Refund Guarantor’s acknowledgement to the assignment of the Refund Guarantee (each to be in a form acceptable to the Agent and its lawyers) together with evidence of the authority of the person executing the same for and on behalf of the Refund Guarantor.

6	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART C

The following are the documents referred to in Clause 9.1(d).

1	Documentary evidence that the launching of the Ship has been completed in accordance with the Shipbuilding Contract.

2	A duly issued invoice from the Builder showing the fourth instalment due and payable to the Builder under the Shipbuilding Contract.

3

stage certificate issued by the relevant classification society in a form acceptable to the Lender, confirming that the launching of the Ship has been completed to the satisfaction of such classification society.

4

Evidence that any balance (in addition to the part to be paid by the second Advance) then due to the Builder under the Shipbuilding Contract has been or will immediately on drawdown of that Advance be paid to the Builder.

5	A copy of the Approved Charter duly signed by the parties thereto.

PART D

The following are the documents referred to in Clause 9.1 (e).

1	A duly executed original of this Mortgage, General Assignment and the Reinsurances Assignment (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)

the Ship has been unconditionally delivered by the Builder to, and accepted by, the Borrower under the Shipbuilding Contract, and the whole of the Contract Price (in addition to the part to be financed by the Loan) has been duly paid;

(b)	the Ship is definitively and permanently registered in the name of the Borrower under the Applicable Flag State;

(c)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(d)

the Ship maintains the class +A1, (E), Liquified gas carrier, ship type 2G (Membrane tank, Maximum pressure 25KPaG and minimum temperature - 163°C), SH, SH-DLA, SHCM, RES, +AMS, +ACCU, SFA (40), NIBS, +APS, +ES, PORT, POT, CRC, DFD and UWILD with American Bureau of Shipping free of all overdue recommendations and conditions of such Classification Society;

(e)	the Mortgage has been duly registered against the Ship as a valid first preferred priority ship mortgage in accordance with the laws of the applicable Approved Flag State; and

(f)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that the Ship will, as from the final Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)

a letter of undertaking executed by the Approved Manager in favour of the Agent in the terms required by the Agent agreeing certain matters in relation to the management of the Ship and subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Creditor Parties under the Finance Documents; and

(b)

copies of the Approved Manager’s Document of Compliance and of the Ship’s Safety Management Certificate (together with any other details of the applicable safely management system which the Agent requires) and the Ship’s ISSC.

4

Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Bermuda, the applicable Approved Flag State and such other relevant jurisdictions as the Agent may require.

5	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ship as the Agent may require.

6	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 2, 3, 5 and 6 of Part A, paragraph 4 of Part B and paragraph 5 of Part C and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:

Danish Ship Finance A/S (Danmarks Skibskredit A/S) for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[●]
1

This Certificate relates to a Loan Agreement (“the “Agreement”) dated [●] March 2008 and made between (1) Gas-One Ltd. (the “Borrower”), (2) the banks and financial institutions named therein, (3) Danish Ship Finance A/S (Danmarks Skibskredit A/S) as Agent and (4) Danish Ship Finance A/S (Danmarks Skibskredit A/S) as Security Trustee for a loan facility of up to US$174,033,000.

2	In this Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:

“Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee and each Lender;

“Transferor” means [full name] of [lending office];

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [●], Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4

The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents $[●].

5

By virtue of this Transfer Certificate and Clause 26 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].

6

The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Agreement provides will become binding on it upon this Certificate taking effect.

7

The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i) the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii) this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)

undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender in the event that:

(i) any of the Finance Documents prove to be invalid or ineffective;

(ii) the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents; and

(iii)

it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under any of the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i) it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii) this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10

The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11

The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

SCHEDULE 5

LIST OF LNG SHIPBROKERS

R.S. Platou Finans a.s P.O. Box 1604 Vika N-0119 Oslo Norway

Fearnleys (Oslo office) Grev Wedels Plass 9 P.O. Box 1158, Sentrum 0107 Oslo Norway Tel. +47 22 93 60 00

Braemar Seascope (Head Office)
35 Cosway Street
London NW1 5BT
UK
Tel. +44207 535 2650

Poten & Partners (UK office)
Viewpoint
20 Balderton Street
London W1K 6TL
UK

Clarkson PLC
St Magnus House
3 Lower Thames Street
London EC3R 6HE
UK

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	Danish Ship Finance A/S (Danmarks Skibskredit A/S) Sankt Annæ Plads 3 DK-1250 Copenhagen K. Denmark

From:	GasLog Ltd. and Gas-One Ltd.

[Date]

OFFICER’S CERTIFICATE

This Certificate is rendered pursuant to:

(a)

clause [11.6(d)] of the loan agreement dated 14 March 2008 (as amended and restated by an amending and restating agreement dated                     2012 and may be further amended and/or supplemented from time to time, the “Loan Agreement”) and made between (i) GAS-one Ltd. as borrower (the “Borrower”), (ii) certain banks and financial institutions, as lenders and (iii) Danish Ship Finance A/S (Danmarks Skibskredit A/S), as agent and as security trustee; and

(b)

clause [11.3(c)] of the guarantee dated [●] 2011 (as amended and/or supplemented from time to time, the “GasLog Guarantee”) and executed by GasLog Ltd. (“GasLog”), in favour of Danish Ship Finance A/S (Danmarks Skibskredit A/S), as Security Trustee.

Words and expressions defined in the Loan Agreement (including, without limitation, in clause [11.21] thereof) shall have the same meanings when used herein.

We, the Chief Financial Officers of GasLog Ltd. and GAS-one Ltd., hereby certify that:

1

Attached to this Certificate [are][is] the latest [audited consolidated accounts of GasLog and its subsidiaries for the financial year ending on [●]] [unaudited consolidated accounts of GasLog and its subsidiaries in relation to the first six months of the financial year ending on [●]].

2

Attached also to this Certificate [are][is] the latest [audited accounts of the Borrower for the financial year ending on [●]] [unaudited accounts of the Borrower in relation to the first six months of the financial year ending on [●]].

3	As at the date of this Certificate the financial covenants set out in clause [11.21] of the Loan Agreement [are] [are not] complied with, in that as at [●]:

	(a)	GasLog Group’s Working Capital [is][is not] less than $0;

	(b)	the aggregate amount of GasLog Group’s Cash and GasLog Group’s Cash Equivalents is [●] and GasLog Group’s Total Interest Bearing Debt is [●];

	(c)	the ratio of GasLog Group’s Total Debt to GasLog Group’s Total Capitalisation is [●]: [●];

	(d)	GasLog Group’s Market Adjusted Net Worth is [●];

(e) the ratio of GasLog Group’s EBITDA to GasLog Group’s Debt Service is [●] : [●]; and

(f) the aggregate amount of Borrower’s Cash [and Borrower’s Cash Equivalents] is [●].

[or, as the case may be, specify in what respect any of the financial covenants are not complied with.]

4	Attached also to this Certificate are our calculations evidencing the statements set out in paragraph 3 above.

5	Attached also to this Certificate are/is a valuation(s) evidencing the Fair Market Value of the Ship as at the date of this Certificate.

6	As at [●] no Potential Event of Default or Event of Default has occurred and is continuing.

[or, specify/identify any Potential Event of Default or Event of Default]

7	This Certificate shall be governed by, and construed in accordance with, English law.

Chief Financial Officer GASLOG LTD.

Chief Financial Officer GAS-ONE LTD.

EXECUTION PAGE

BORROWER

SIGNED by	)	/s/ Henrik Bjerregaard
)
for and on behalf of	)
GAS-ONE LTD.	)

LENDERS

SIGNED by	)	/s/ Peter Hauskov
)
for and on behalf of	)
DANISH SHIP FINANCE A/S	)
(DANMARKS SKIBSKREDIT A/S))

AGENT

SIGNED by	)	/s/ Peter Hauskov
)
for and on behalf of	)
DANISH SHIP FINANCE A/S	)
(DANMARKS SKIBSKREDIT A/S))

SECURITY TRUSTEE

SIGNED by	)	/s/ Peter Hauskov
)
for and on behalf of	)
DANISH SHIP FINANCE A/S	)
(DANMARKS SKIBSKREDIT A/S))

Witness to all the	)
above signatures	)	/s/ Thomas Schiltmann

Name:
Address: